                                                                     EXHIBIT 5.1

                 [MCGUIRE WOODS BATTLE & BOOTHE LLP LETTERHEAD]



                                November 12, 1997



First North American National Bank
1800 Parkway Place
Marietta, Georgia  30067

                         FNANB Credit Card Master Trust
             Floating Rate Asset Backed Certificates, Series 1997-2
                       Registration Statement on Form S-3


Ladies and Gentlemen:

                  We have acted as counsel to First North American National Bank, a national banking association ("FNANB"), in connection with the filing by FNANB, on behalf of the FNANB Credit Card Master Trust (the "Trust"), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") registering $738,000,000 aggregate principal amount of Floating Rate Asset Backed Certificates, Series 1997-2 representing undivided interests in certain assets of the Trust (the "Certificates"). The Certificates will be issued pursuant to the Master Pooling and Servicing Agreement dated as of October 30, 1997 (the "Pooling and Servicing Agreement") between FNANB and First Union National Bank, as Trustee (the "Trustee"), filed as Exhibit 4.1 to the Registration Statement, and the Series 1997-2 Supplement to the Pooling and Servicing Agreement (the "Series Supplement") between FNANB and the Trustee, the form of which has been filed as Exhibit 4.2 to the Registration Statement.

                  In connection with our engagement, we have made such legal and factual examinations and inquiries and have examined such corporate records, certificates and other documents as we have deemed necessary or advisable for purposes of this opinion.

                  Based upon such examination and review, we are of the opinion that when the Certificates have been duly authorized by FNANB, duly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the Series Supplement and delivered and sold as contemplated by the Registration Statement, the Certificates will be legally issued, fully paid and non-assessable.

First North American National Bank
November 12, 1997
Page 2

                  We express no opinion as to the laws of any jurisdiction other than the Commonwealth of Virginia and the Federal laws of the United States of America. To the extent that the Pooling and Servicing Agreement, the Series Supplement or the Certificates are governed by the laws of any jurisdiction other than the Commonwealth of Virginia, we have assumed that the laws of such jurisdiction are in conformity with the laws of the Commonwealth of Virginia.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe, L.L.P. under the heading "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,